EXHIBIT 10.10

FORM OF
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of ________________, is between CULP, INC., a North Carolina corporation (the “Corporation”), and _____________________ (“Employee”).

Background Statement

The Corporation desires to grant to Employee Restricted Stock Units (the “Units”) pursuant to the Culp, Inc. 2007 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

STATEMENT OF AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.     Grant of Units.  The Corporation hereby grants to Employee _________ Units.  Each Unit shall entitle Employee to receive, upon vesting thereof in accordance with this Agreement and the Plan, one (1) share of common stock, par value $0.05 per share, of the Corporation (“Common Stock”).   Except as permitted by the Plan, the Units may not be assigned, pledged, hypothecated or transferred in any manner.  Employee shall not have, with respect to any Units, any rights of a shareholder of the Corporation, including without limitation any right to vote as a shareholder of the Corporation or any right to receive distributions from the Corporation in respect of the Units.

Section 2.     Vesting.  Except as may otherwise be provided in the Plan or this Agreement, the Units shall vest as set forth in the table below if the Division shall achieve the following Return on Capital performance targets:

Performance Level	Return on Capital Targets	Number of Units to Vest
Tier 1 Level	≥ ____% but < ____%	_______ Units
Tier 2 Level	≥ ____% but < ____%	_______ Units
Tier 3 Level	≥ ____%	_______ Units

For purposes of this Agreement, vesting of Units in respect of a Performance Period shall be determined in accordance with the following guidelines:

(a)           No more than _______ Units (or _______ Units, as applicable) shall vest in respect of any one Performance Period.

(b)           A Performance Period that would result in the vesting of Units (but for this clause (b)) may not overlap with another Performance Period that resulted in the vesting of any Units.

(c)           There may be only one (1) Tier 1 Performance Period that results in the vesting of Units (a “Tier 1 Vesting Period”).   Following the occurrence of a Tier 1 Vesting Period, no Units shall vest in respect of any subsequent Tier 1 Performance Period(s).

(d)           There may be only one (1) Tier 2 Performance Period that results in the vesting of Units (a “Tier 2 Vesting Period”).  Following the occurrence of a Tier 2 Vesting Period, no Units shall vest in respect of any subsequent Tier 2 Performance Period(s); provided, however, that if there has been no Tier 1 Vesting Period prior to the second Tier 2 Performance Period, then _______ Units shall vest in respect of the second Tier 2 Performance Period, and no Units shall vest in respect of any subsequent Tier 1 Performance Period or Tier 2 Performance Period.

(e)           There may be only one (1) Tier 3 Performance Period that results in the vesting of Units (a “Tier 3 Vesting Period”).  Following the occurrence of a Tier 3 Vesting Period, no Units shall vest in respect of any subsequent Tier 3 Performance Period(s); provided, however, that if there has been no Tier 1 Vesting Period or Tier 2 Vesting Period prior to the second Tier 3 Performance Period (the “Second Tier 3 Period”), then (i) _______ Units shall vest in respect of the Second Tier 3 Period and (ii) _______ Units shall vest upon the next Performance Period occurring after the Second Tier 3 Period in which Return on Capital for the Division is at the Tier 1 Level, Tier 2 Level or Tier 3 Level (after which all Units shall be vested in full).

Notwithstanding the foregoing, all unvested Units shall immediately vest upon (a) the occurrence of a Change of Control or (b) the termination by the Corporation of the employment of Employee without Cause or by reason of the death or Disability of Employee.

Section 3.     Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) the commission by Employee of a felony (or crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Employee of funds or other assets of the Corporation or its Subsidiaries or any other act of fraud with respect to the Corporation or its Subsidiaries (including without limitation the acceptance of bribes or kickbacks or other acts of self dealing); (iii) intentional, grossly negligent or unlawful misconduct by Employee that causes significant harm to the Corporation or its Subsidiaries; or (iv) repeated instances of intoxication with alcohol or drugs while conducting business during regular business hours.

“Change of Control” shall have the meaning given to such term in the Plan.  In addition, a “Change of Control” shall be deemed to have occurred upon consummation of a sale of the Division by the Corporation to an unaffiliated third party.

“Disability” shall have the meaning given to such term in the primary disability benefit plan of the Corporation in which Employee participates.  In the absence of any such plan, “Disability” shall mean any physical or mental impairment that renders Employee unable to perform the essential functions of his job with the Corporation and its Subsidiaries for a period of at least 120 days, either with or without reasonable accommodation.  At the Corporation’s request, Employee shall submit to an examination by a duly licensed physician who is mutually acceptable to the Corporation and Employee for the purpose of ascertaining the existence of a Disability, and shall authorize the physician to release the results of Employee’s examination to the Corporation.

“Division” shall mean the Corporation’s __________________ division.

“Performance Period” shall mean any period of two (2) consecutive fiscal quarters in the period commencing with the fourth fiscal quarter in the Corporation’s 2008-2009 fiscal year and ending as of the end of the Corporation’s 2011-2012 fiscal year.

“Return on Capital” for the Division shall be the same amount as determined by the Corporation for purposes of its annual cash incentive bonus plan.

“Tier 1 Performance Period” shall mean a Performance Period in which Return on Capital is at the Tier 1 Level.

“Tier 2 Performance Period” shall mean a Performance Period in which Return on Capital is at the Tier 2 Level.

“Tier 3 Performance Period” shall mean a Performance Period in which Return on Capital is at the Tier 3 Level.

Section 4.     Settlement.  As soon as reasonably practicable following a determination by the Corporation that all or part of the Units have vested pursuant to the terms of this Agreement, the Corporation shall issue to Employee shares of Common Stock with respect to all such Units that have vested.  Such shares of Common Stock shall not be treated as issued and outstanding until such shares have been issued by the Corporation in accordance with all applicable laws and the Corporation’s bylaws and articles of incorporation.  Any certificate(s) evidencing shares of Common Stock shall bear such legends as the Corporation shall determine to be necessary to comply with all laws, including all applicable federal and state securities laws.  All such shares of Common Stock issued pursuant to this Agreement shall be fully paid and nonassessable.

Section 5.     Forfeiture.  All Units that do not vest pursuant to Section 2 shall automatically be cancelled and forfeited by Employee effective as of the earlier to occur of (a) the first day of the Corporation’s 2012-2013 fiscal year (to the extent that Return on Capital for the Division during any Performance Period is not sufficient to cause such Units to vest pursuant to the terms of this Agreement), (b) the termination by Employee of his employment with the Corporation or its Subsidiaries for any reason or (c) the termination by the Corporation of Employee’s employment with the Corporation or its Subsidiaries for Cause (each such event being referred to herein as a “Forfeiture Event”).  Upon the occurrence of a Forfeiture Event, all unvested Units shall automatically, without further action by the Corporation or Employee, be cancelled and forfeited.

Section 6.     Tax Matters.

(a)           Employee shall promptly pay to the Corporation all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of any Units and the issuance of shares of Common Stock in respect thereof.  Subject to the approval of the Committee, Employee may elect to satisfy this obligation by having the Corporation withhold shares of Common Stock that would otherwise be issued to Employee with respect to any Units that have vested, which shares of Common Stock shall have a Fair Market Value (as of the date that the amount of the withholding requirement is to be determined) equal to the amount of such withholding requirement.  If Employee fails to make such payments as required (whether in cash or having shares of Common Stock withheld), the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Employee all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of Units and the issuance of shares of Common Stock in respect thereof.

(b)           Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if Employee is entitled under any agreement or arrangement (including, without limitation, this Agreement) to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the operation of this sentence, then the amount of all such payments shall be reduced, as determined by the Corporation, to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Employee that are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, not to exceed 2.99 times Employee’s “base amount,” all within the meaning of Section 280G of the Code and the regulations promulgated thereunder.  The parties intend for the immediately preceding sentence to be interpreted and applied so as to prevent Employee from receiving, with respect to a Change of Control, an excess parachute payment within the meaning of Section 280G of the Code.

Section 7.     Miscellaneous.

(a)        Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

(b)        Entire Agreement; Amendment and Waiver.  This Agreement and the Units granted hereunder shall be subject to the terms of the Plan, which hereby is incorporated into this Agreement as though set forth in full herein.  Employee hereby acknowledges receipt of a copy of the Plan.  This Agreement and the Plan reflect the entire agreement between the parties hereto and supersede any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof.  This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)        Assignment; Binding Effect.  This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(d)        No Right to Employment.  Nothing in this Agreement shall confer on Employee any right to continue in the employ of the Corporation or any of its Subsidiaries.

(e)        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic device shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic device shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart of this Agreement shall not affect the validity, enforceability and binding effect of this Agreement.

(f)        Notices.  Any notice hereunder to the Corporation shall be addressed to the Corporation’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Employee shall be addressed to Employee at his last address in the records of the Corporation, subject to the right of either party to designate at any time hereafter in writing a different address.  Any notice shall be deemed to have been given when delivered personally, one (1) day after dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

[Signature page is the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed on the __ day of ___________, 20__.

CULP, INC.,
a North Carolina corporation

By:
Name:
Title:

EMPLOYEE